Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Nos. 333-04298, 333-28129, 333-82455, 333-88211, 333-87774, 333-104677 and 333-106207) and in Registration Statements on Forms S-8 (Nos. 333-09873, 333- 82357 and 333-106129) of our report dated March 15, 2004, appearing in this Annual Report on Form 10-K of KFx Inc. for the year ended December 31, 2003.

/s/  Deloitte & Touche LLP

Denver, Colorado

March 15, 2004